Exhibit 1.1

[Translation]

ARTICLES OF INCORPORATION

As of June 24, 2003

HONDA MOTOR CO., LTD.

Resolutions of the General Meetings of Shareholders

1. September 8, 1948	(drafting of Articles of Incorporation)
2. September 24, 1948	(establishment)
3. November 14, 1949	(amendment thereto)
4. July 1, 1951	(amendment thereto)
5. October 25, 1951	(amendment thereto)
6. April 10, 1952	(amendment thereto)
7. August 2, 1952	(amendment thereto)
8. September 20, 1952	(amendment thereto)
9. December 1, 1952	(amendment thereto)
10. May 20, 1953	(amendment thereto)
11. August 16, 1953	(amendment thereto)
12. September 27, 1953	(amendment thereto)
13. December 30, 1953	(amendment thereto)
14. April 17, 1955	(amendment thereto)
15. October 29, 1955	(amendment thereto)
16. October 29, 1956	(amendment thereto)
17. April 27, 1957	(amendment thereto)
18. October 29, 1957	(amendment thereto)
19. April 28, 1959	(amendment thereto)
20. April 28, 1960	(amendment thereto)
21. October 28, 1960	(amendment thereto)
22. October 30, 1961	(amendment thereto)
23. April 26, 1962	(amendment thereto)
24. October 26, 1962	(amendment thereto)
25. December 18, 1962	(amendment thereto)
26. April 28, 1964	(amendment thereto)
27. October 30, 1970	(amendment thereto)
28. October 29, 1973	(amendment thereto)
29. April 26, 1974	(amendment thereto)
30. April 24, 1975	(amendment thereto)
31. May 25, 1978	(amendment thereto)
32. May 22, 1980	(amendment thereto)
33. May 27, 1982	(amendment thereto)
34. October 1, 1982	(amendment thereto)
35. August 19, 1985	(amendment thereto)
36. May 28, 1987	(amendment thereto)
37. June 27, 1991	(amendment thereto)
38. June 29, 1994	(amendment thereto)
39. June 29, 1999	(amendment thereto)
40. June 28, 2001	(amendment thereto)
41. June 25, 2002	(amendment thereto)
42. June 24, 2003	(amendment thereto)

Chapter I. General Provisions

(Corporate name)

Article 1.

The Company shall be called Honda Giken Kogyo Kabushiki Kaisha and shall be written in English as HONDA MOTOR CO., LTD.

(Objects)

Article 2.

The object of the Company shall be to carry on the following business:

1. Manufacture, sale, lease and repair of motor vehicles, ships and vessels, aircrafts and other transportation machinery and equipment.

2. Manufacture, sale, lease and repair of prime movers, agricultural machinery and appliances, generators, processing machinery and other general machinery and apparatus, electric machinery and apparatus and precision machinery and apparatus.

3. Business of manufacture and sale of fiber products, paper products, leather products, lumber products, rubber products, chemical industry products, ceramic products, metal products and other products.

4. Overland transportation business, marine transportation business, air transportation business, warehouse business, travel business and other transport business and communication business.

5. Business of sale of sporting goods, articles of clothing, stationeries, daily sundries, pharmaceuticals, drink and foodstuffs and other goods.

6. Financial business, nonlife insurance agency business, life insurance canvassing business, construction business such as building construction business and real estate business such as intermediation, etc. of real estate.

7. Publishing business, advertising business, translation business, interpretation business, management consultant business, information service business such as information processing, information communication, information provision, etc., industrial design planning and designing business, comprehensive guard and security business and worker dispatch business.

8. Management of parking garages, driving schools, training and education facilities, racecourses, recreation grounds, sporting facilities, marina facilities, hotels, restaurants and other facilities.

9. Manufacture, sale and furnishing of technology of apparatus, parts and supplies relating to each of the foregoing items and all other activities and investments relating to each of the foregoing items.

(Location of head office)

Article 3.

The Company shall have its head office in Minato-ku, Tokyo.

(Method of giving public notice)

Article 4.

The public notices of the Company shall be given by publication in the Nihon Keizai Shinbun published in Tokyo.

Chapter II. Shares

(Total number of shares authorized to be issued by the Company)

Article 5.

The total number of shares authorized to be issued by the Company shall be 3,600,000,000 shares; provided, however, that in case any retirement of shares is made, the number of authorized shares shall be decreased correspondingly by the number of shares so retired.

(Number of one unit (tangen) of shares, and non-issuance of share certificates representing less than unit (tangen))

Article 6.

One unit (tangen) of shares of the Company consists of one hundred (100) shares.

The Company shall not issue any share certificates representing the shares less than one unit (tangen) of shares (hereinafter referred to as the “shares less than unit (tangen)”); provided, however, that this shall not apply to the matters otherwise provided for in the Share Handling Regulations.

(Additional purchase of shares less than a unit)

Article 7.

A shareholder (including a beneficial shareholder; the same is applicable hereinafter) holding shares less than a unit of the Company may, in accordance with the provisions of the Share Handling Regulations established by the Board of Directors, make a request to the effect that such number of shares should be sold to it that will, when added to the aforesaid shares less than unit already held by that shareholder, constitute one unit of shares.

(Procedures relating to shares, etc.)

Article 8.

The denomination of the share certificates of the Company shall be provided for in the Share Handling Regulations established by the Board of Directors.

Registration of transfer of shares, purchase and additional purchase of shares less than unit (tangen) and other procedures and fees relating to shares shall be governed by the Share Handling Regulations established by the Board of Directors.

(Transfer agent)

Article 9.

The Company shall have a transfer agent with respect to shares. The transfer agent and its place of handling business shall be selected by resolution of the Board of Directors, and a public notice thereof shall be given.

The shareholders’ register and the register of beneficial shareholders of the Company (hereinafter referred to as the “shareholders’ registers”) and the registry of loss of share certificates shall be kept at the transfer agent’s place of handling business and registration of transfer of shares, purchase and additional purchase of shares less than unit (tangen) and other business relating to shares shall be handled by the transfer agent and not by the Company.

(Record date)

Article 10.

The shareholders (including beneficial shareholders; same is applicable hereinafter) appearing or recorded on the shareholders’ registers as of the end of each accounting period shall be the shareholders entitled to exercise the rights of shareholders at the ordinary general meeting of shareholders for such accounting period.

If it is necessary in addition to the preceding paragraph, the shareholders or registered pledgees appearing or recorded on the shareholders’ registers as of a specific date of which advance public notice is given in accordance with the resolution of the Board of Directors shall be deemed the shareholders or pledgees entitled to exercise the rights of shareholders or pledgees.

Chapter III. General Meeting of Shareholders

(Time of convocation)

Article 11.

The ordinary general meeting of shareholders shall be convened within three months from the day next following the date of closing of accounts for each business term.

In addition to the above, an extraordinary general meeting of shareholders shall be convened whenever necessary.

(Person to convene meeting and place of meeting)

Article 12.

Except as otherwise provided by laws or ordinances, a general meeting of shareholders shall be convened by the President, based upon the resolution of the Board of Directors. If the President is prevented from so doing, one of the other Directors shall convene in the order previously fixed by the Board of Directors. A general meeting of shareholders may be held either at the head office or in its vicinity, or in Wako City, Saitama Prefecture.

(Chairman)

Article 13.

Chairmanship of a general meeting of shareholders shall be assumed by the Chairman of the Board of Directors or the President and Director pursuant to the resolution previously made by the Board of Directors. If both of the Chairman of the Board of Directors and the President and Director are prevented from so doing, one of the other Directors shall do so in the order previously fixed by the Board of Directors.

(Resolutions)

Article 14.

Unless otherwise provided by laws or ordinances or by these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority vote of the Shareholders present and entitled to vote thereat.

The special resolution provided for in Article 343 of the Commercial Code shall be adopted by two-thirds or more of the votes of the shareholders present at a meeting who hold one-third or more of the voting rights of all shareholders.

(Exercise of voting rights by proxy)

Article 15.

Shareholders or their legal representatives may delegate the power to exercise the voting rights to proxies providing such proxies shall be shareholders of the Company who are entitled to the voting rights. Such shareholders or proxies shall present to the Company a document evidencing their power of representation for each general meeting of shareholders.

(Minutes)

Article 16.

The minutes of the general meetings of shareholders shall record the substance of the proceedings at the meetings and the results thereof and shall bear the names and seals of the Chairman and the Directors present, and such minutes shall be kept on file for ten years at the head office of the Company and the certified copies thereof shal1 be kept on file for five years at each of the branches of the Company.

Chapter IV. Directors and Board of Directors

(Number of Directors)

Article 17.

Directors of the Company shall be not more than forty-five in number.

(Election of Directors)

Article 18.

Directors shall be elected at a general meeting of shareholders. Resolution of such election shall be adopted by a majority of the votes of the shareholders present who hold one-third or more of the votes of all shareholders. Resolution for the election of Directors shall not be by cumulative voting.

(Term of Office)

Article 19.

The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders relating to the last business term occurring within one year after their assumption of office.

The term of office of Directors elected to fill vacancies shall expire at the time of expiration of the term of office of the retired Directors.

(Directors with executive powers)

Article 20.

The Board of Directors shall elect from among Directors one President and Director and may elect one Chairman of the Board of Directors, several Executive Vice Presidents and Directors, Senior Managing Directors and Managing Directors.

(Representative Directors)

Article 21.

The President and Director shall represent the Company.

In addition to the preceding paragraph, the Board of Directors shall elect, pursuant to its resolutions, Directors who shall each represent the Company.

(Board of Directors)

Article 22.

Except as provided in the Articles of Incorporation, matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors.

(Notice of meetings of Board of Directors)

Article 23.

Notice of convocation of a meeting of the Board of Directors shall be sent to each Director and Corporate Auditor three days prior to the date of the meeting, provided, however, that such period may be shortened in case of urgent necessity. If the consent of all Directors and Corporate Auditors is obtained prior thereto, a meeting may be held without following the procedures for convening a meeting.

(Remuneration of Directors)

Article 24.

Remuneration and retirement allowance of Directors shall be determined by resolution of a general meeting of shareholders.

Chapter V. Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 25.

Corporate Auditors of the Company shall be not more than seven in number.

(Election of Corporate Auditors)

Article 26.

Corporate Auditors shall be elected at a general meeting of shareholders.

Resolution of such election shall be adopted by a majority of the votes of the shareholders present who hold one-third or more of the votes of all shareholders.

(Term of Office of Corporate Auditors)

Article 27.

The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders relating to the last business term occurring within four years after their assumption of office.

The term of office of Corporate Auditors elected to fill vacancies shall expire at the time of expiration of the term of office of the retired Corporate Auditors.

(Board of Corporate Auditors)

Article 28.

Except as provided in the Articles of Incorporation, matters relating to the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors, provided, however, that said Regulations may not preclude the exercise of the power of each Corporate Auditor.

(Notice of Meetings of Board of Corporate Auditors)

Article 29.

Notice of convocation of a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor three days prior to the date of the meeting, provided, however, that such period may be shortened in case of urgent necessity. If the consent of all Corporate Auditors is obtained prior thereto, a meeting may be held without following the procedures for convening a meeting.

(Remuneration of Corporate Auditors)

Article 30.

Remuneration and retirement allowance of Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

Chapter VI. Accounts

(Date of closing of accounts)

Article 31.

March 31 of each year shall be the date of closing of accounts of the Company.

(Dividend)

Article 32.

Dividends shall be paid to the shareholders or registered pledgees appearing or recorded on the shareholders’ registers as of the end of each accounting period.

(Interim dividend)

Article 33.

By resolution of the Board of Directors, distribution of money (hereinafter referred to as “interim dividend”) may be made to the shareholders or registered pledgees appearing or recorded on entered in the shareholders’ registers as of September 30 of each year.

(Period of exclusion)

Articles 34.

The Company shall be relieved of the obligation to pay dividends and interim dividends upon expiration of three full years from the day the same became due and payable.

-End-

Supplementary Provisions

(Provisions regarding amendment of the Articles of Incorporation dated June 25, 2002 were amended due to an amendment dated June 24, 2003)

The term of office of Corporate Auditors in office before the close of the ordinary general meeting of shareholders for the business term ending March 31, 2003 shall, notwithstanding the provision of Article 27, expire, as heretofore, at the close of the ordinary general meeting of shareholders relating to the last business term occurring within three years after their assumption of office.